JOHN HANCOCK FUNDS III

AMENDMENT TO ADVISORY AGREEMENT

AMENDMENT made this 1st day of October, 2009, to the Advisory Agreement dated July 1, 2009, between John Hancock Funds III, a Massachusetts business trust (the “Trust”), and John Hancock Investment Management Services, LLC, a Delaware limited liability company.  In consideration of the mutual covenants contained herein, the parties agree as follows:

1.         CHANGE IN APPENDIX A

Appendix A of the Agreement, which relates to Section 4 of the Agreement, “Compensation of Adviser,” is hereby amended for each of the following series of the Trust (each a “Fund’), as shown in Appendix A hereto:

John Hancock Classic Value Mega Cap Fund

John Hancock Disciplined Value Fund

John Hancock Global Shareholder Yield Fund

John Hancock International Core Fund

John Hancock International Growth Fund

John Hancock U.S. Core Fund

2.         EFFECTIVE DATE

This Amendment shall become effective as of date first mentioned above.

3.         DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.         OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

JOHN HANCOCK FUNDS III,
on behalf of its series listed in Appendix A to this Amendment

By:       /s/Keith F. Hartstein

            Keith F. Hartstein

            President and Chief Executive Officer

JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC

By:       /s/Keith F. Hartstein

            Keith F. Hartstein

            President and Chief Executive Officer

Appendix A

Fund	First $2.5 billion of Net Assets	Next $2.5 billion of Net Assets	Excess over $5 billion of Net Assets
John Hancock Classic Value Mega Cap Fund	0.790%	0.780%	0.770%

Fund	First $500 million of Net Assets	Next $500 million of Net Assets	Next $500 million of Net Assets	Next $1 billion of Net Assets	Excess over $2.5 billion of Net Assets
John Hancock Disciplined Value Fund	0.750%	0.725%	0.700%	0.675%	0.650%

Fund	First $500 million of Net Assets	Next $500 million of Net Assets	Excess over $1 billion of Net Assets
John Hancock Global Shareholder Yield Fund	0.875%	0.850%	0.800%

Fund	First $100 million of Net Assets	Next $900 million of Net Assets	Next $1 billion of Net Assets	Next $1 billion of Net Assets	Next $1 billion of Net Assets	Excess over $4 billion of Net Assets
John Hancock International Core Fund	0.920%	0.895%	0.880%	0.850%	0.825%	0.800%

Fund	First $100 million of Net Assets	Next $900 million of Net Assets	Next $1 billion of Net Assets	Next $1 billion of Net Assets	Next $1 billion of Net Assets	Excess over $4 billion of Net Assets
John Hancock International Growth Fund	0.920%	0.895%	0.880%	0.850%	0.825%	0.800%

Fund	First $500 million of Net Assets	Next $500 million of Net Assets	Next $1 billion of Net Assets	Next $1 billion of Net Assets	Excess over $3 billion of Net Assets
John Hancock U.S. Core Fund	0.780%	0.760%	0.750%	0.740%	0.720%

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